Exhibit 10.38

V2X, Inc. Non-Employee Director Compensation Effective May 8, 2025

All equity compensation to be granted on the date of the applicable V2X, Inc. Annual Meeting of Shareholders for services from that date through the day prior to the date of the subsequent V2X, Inc. Annual Meeting of Shareholders.

Annual Compensation – All Directors	$270,000
Cash Retainer Portion	$105,000
Restricted Stock Unit (RSU) Portion [1]	$165,000
Incremental Compensation for Non-Executive Chairman	$125,000
Cash Retainer Portion	$62,500
Restricted Stock Unit (RSU) Portion [1]	$62,500
Incremental Cash Retainers for Committee Chairs
Audit Committee	$25,000
Compensation and Human Capital Committee	$20,000
Nominating & Governance Committee	$15,000

[1] Each restricted stock unit (“RSU”) represents a contingent right to receive one share of V2X, Inc. common stock. The number of RSUs granted will be based on the closing price of V2X, Inc. common stock on the date of the applicable V2X, Inc. Annual Meeting of Shareholders. The RSUs vest in full on the earlier of (i) the date of the next Annual Meeting of Shareholders of the Company and (ii) the first anniversary of the date of the grant and will be settled in shares of V2X, Inc. common stock.